UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                         CONCENTRIC NETWORK CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   20589R 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                       January 1, 1998 - December 31, 1998
--------------------------------------------------------------------------------
              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|  Rule 13d-1(b)

         |X|  Rule 13d-1(c)

         |X|  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities
Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 8 pages

----------------------
CUSIP NO. 20589R 10 7
----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      (ENTITIES ONLY)

SOFTBANK VENTURES, INC.
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (a)  [  ]

                                                                      (b)  [  ]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

JAPAN
--------------------------------------------------------------------------------
                  5.    SOLE VOTING POWER
  NUMBER OF       752,279
    SHARES        --------------------------------------------------------------
BENEFICIALLY      6.    SHARED VOTING POWER
  OWNED BY        0
    EACH          --------------------------------------------------------------
 REPORTING        7.    SOLE DISPOSITIVE POWER
   PERSON         752,279
    WITH:         --------------------------------------------------------------
                  8.    SHARED DISPOSITIVE POWER
                        0
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
752,279
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES
                                                                           [  ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.0%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO
--------------------------------------------------------------------------------


                                Page 2 of 8 pages

----------------------
CUSIP NO. 20589R 10 7
----------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
     (ENTITIES ONLY)

SOFTBANK CORP.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (a)  [  ]

                                                                      (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION
JAPAN
--------------------------------------------------------------------------------
                           5.   SOLE VOTING POWER
  NUMBER OF                752,279
    SHARES                 -----------------------------------------------------
BENEFICIALLY               6.   SHARED VOTING POWER
  OWNED BY                 0
    EACH                   -----------------------------------------------------
 REPORTING                 7.   SOLE DISPOSITIVE POWER
   PERSON                  752,279
    WITH:                  -----------------------------------------------------
                           8.   SHARED DISPOSITIVE POWER
                           0
--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
752,279
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC, CO
--------------------------------------------------------------------------------


                                Page 3 of 8 pages

----------------------
CUSIP NO. 20589R 10 7
----------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
     (ENTITIES ONLY)

MASAYOSHI SON
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (a)  [  ]

                                                                      (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

JAPAN
--------------------------------------------------------------------------------
                           5.   SOLE VOTING POWER
  NUMBER OF                752,279
    SHARES                 -----------------------------------------------------
BENEFICIALLY               6.   SHARED VOTING POWER
  OWNED BY                 0
    EACH                   -----------------------------------------------------
 REPORTING                 7.   SOLE DISPOSITIVE POWER
   PERSON                  752,279
    WITH:                  -----------------------------------------------------
                           8.   SHARED DISPOSITIVE POWER
                           0
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
752,279
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           [  ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.0%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN
--------------------------------------------------------------------------------


                                Page 4 of 8 pages

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----------------------
CUSIP NO. 20589R 10 7
----------------------


ITEM 1(A).    NAME OF ISSUER: Concentric Network
              Corporation

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE
              OFFICES: 10590 N. Tantau Avenue, Cupertino, California 95014.

ITEM 2(A). NAME OF PERSON FILING: This Schedule 13G is being filed on behalf of the following persons (the "Reporting Persons"):

                   (1)  SOFTBANK Ventures, Inc.("SVI");

                   (2)  SOFTBANK Corp. ("SOFTBANK"); and

                   (3)  Mr. Masayoshi Son ("Mr. Son").

                        SVI, a Japanese corporation, which directly owns the shares of the Issuer, is a wholly-owned subsidiary of SOFTBANK, a Japanese corporation, which, as of December 31, 1998, was 43.3% owned by Mr. Son, a Japanese citizen.

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: The address of the principal business office of the Reporting Persons is 24-1 Nihonbashi-Hakozakicho, Chuo-Ku, Tokyo
              103-8501, Japan.

ITEM 2(C). CITIZENSHIP: SVI and SOFTBANK are Japanese corporations. Mr. Son is a Japanese citizen.

ITEM 2(D). TITLE OF CLASS OF SECURITIES: Common Stock, $.001 par value (the "Common Stock").

ITEM 2(E).    CUSIP NUMBER: 20589R 10 7.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                   (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.


                                Page 5 of 8 pages


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----------------------
CUSIP NO. 20589R 10 7
----------------------

                   (b)   [ ] Bank as defined in Section 3(a)(6) of the
                         Exchange Act.

                   (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

                   (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

                   (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

                   (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

                   (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

                   (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

                   (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

                   (j)   [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

ITEM 4.       OWNERSHIP.

                  (A)  AMOUNT BENEFICIALLY OWNED:         752,279

                  (B)  PERCENT OF CLASS:                  approximately 5.0%


                                Page 6 of 8 pages


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----------------------
CUSIP NO. 20589R 10 7
----------------------

                  (C)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                       (I)   SOLE POWER TO VOTE OR DIRECT THE VOTE:
                             752,279

                       (II)  SHARED POWER TO VOTE OR DIRECT THE VOTE:
                             0

                       (III) SOLE POWER TO DISPOSE OR TO DIRECT THE
                             DISPOSITION OF: 752,279

                       (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF: 0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP. Not applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP. Not applicable.

ITEM 10.      CERTIFICATIONS.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                Page 7 of 8 pages


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----------------------
CUSIP NO. 20589R 10 7
----------------------


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 12, 1999                           SOFTBANK VENTURES, INC.


                                            By: /s/ Yoshitaka Kitao
                                                -------------------------------
                                                Yoshitaka Kitao
                                                President & CEO


                                            SOFTBANK CORP.


                                            By: /s/ Stephen A. Grant
                                                -------------------------------
                                                Stephen A. Grant
                                                Attorney-in-fact


                                            MASAYOSHI SON


                                            By: /s/ Stephen A. Grant
                                                -------------------------------
                                                Stephen A. Grant
                                                Attorney-in-fact


                                Page 8 of 8 pages


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----------------------
CUSIP NO. 20589R 10 7
----------------------


                                  EXHIBIT INDEX

         Exhibit                    Description
         -------                    -----------

         Exhibit A                  Agreement of Joint Filing, dated as of
                                    February 12, 1999, by and among SOFTBANK
                                    Ventures, Inc., SOFTBANK Corp. and Mr.
                                    Masayoshi Son.

         Exhibit B                  Power of Attorney (incorporated by
                                    reference to Exhibit 24 to the Statement on Schedule 13G filed by SOFTBANK, Mr.
                                    Son and SOFTBANK Ventures, Inc. on
                                    February 18, 1998 with respect to
                                    Concentric Network Corporation).

----------------------
CUSIP NO. 20589R 10 7
----------------------


                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         In accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a Statement on Schedule 13G, and any amendments thereto, with respect to the Common Stock, par value $0.001 per share, of Concentric Network Corporation and that this agreement be included as an Exhibit to such filing.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

         IN WITNESS WHEREOF, each of the undersigned hereby executes this Agreement as of February 12, 1999.

SOFTBANK VENTURES, INC.


By: /s/ Yoshitaka Kitao
    -----------------------
    Name:  Yoshitaka Kitao
    Title: President & CEO


SOFTBANK CORP.


By: /s/Stephen A. Grant
    -----------------------
    Name:  Stephen A. Grant
    Title: Attorney-in-fact


MASAYOSHI SON


By: /s/ Stephen A. Grant
    -----------------------
    Name : Stephen A. Grant
    Title: Attorney-in-fact